UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K /A

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 23, 2003

AIRSPAN NETWORKS INC.

(Exact name of registrant as specified in its charter)

Washington	000-31031	75-2743995
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Yamato Road, Suite 105, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip code)

(561) 893-8670

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets

On December 23, 2003, the Airspan Networks, Inc. group (“Airspan”) completed an agreement with Nortel Networks to acquire the Fixed Wireless Access (“FWA”) business of Nortel Networks in accordance with the terms and conditions of a contemporaneously executed and delivered Purchase and Sale Agreement. The purchase price of approximately $12.9 million was offset at closing against customer prepayments totaling approximately $14.9 million transferred to Airspan as part of the transaction. Airspan assumed the product supply obligations associated with the customer prepayments and certain other liabilities and obligations of Nortel Networks relating to the FWA business sold to Airspan. As part of the transaction, Airspan acquired Nortel Networks’ inventory relating to the FWA business as well as existing assets associated with the manufacture, development and support of the FWA product line. In addition, Airspan agreed to hire Nortel Networks workforce directly employed in the FWA business, which at closing totaled 26 persons who are currently located in Maidenhead, England and Sunrise, Florida. Airspan also assumed Nortel Networks current manufacturing obligations for the assembly and final testing of FWA products. A copy of the Purchase and Sale Agreement is included in this report as Exhibit 99.1.

Item 7. Financial Statements and Exhibits

(a) Financial Statements
1) Independent Auditors’ Report	A-2
2) Financial statements
i. Statements of Operations for the Years Ended December 31, 2002 and 2001	A-3
ii. Balance Sheets as at December 31, 2002 and 2001	A-4
iii. Statement of Net Investment for the Years Ended December 31, 2002 and 2001	A-5
iv. Statements of Cash Flows for the Years Ended December 31, 2002 and 2001	A-6
v. Notes to the Financial Statements for the Years Ended December 31, 2002 and 2001	A-7 - A-21

(b) Pro Forma Financial Information
1) Unaudited Condensed Pro Forma Consolidated Financial Statements	B-1
2) Unaudited Condensed Pro Forma Consolidated Balance Sheet as of September 28, 2003	B-2
3) Unaudited Condensed Pro Forma Consolidated Statement of Operations for the year ended December 31, 2002	B-3
4) Unaudited Condensed Pro Forma Consolidated Statement of Operations for the nine months ended September 28, 2003	B-4
5) Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements	B-5 - B-6

  (c)    Exhibits

  Exhibit 23.1     – Consent of Independent Auditors

  Exhibit 99.1*   – Purchase and Sale Agreement, dated as of December 23, 2003, by and between

                              Nortel Networks Limited and Airspan Networks, Inc.

  Exhibit 99.2*   – Airspan Networks, Inc. Press Release dated December 23, 2003.

  Exhibit 99.3     – Airspan Networks, Inc. Press Release dated March 8, 2004.

*	Previously filed with Airspan’s Current Report on Form 8-K filed with the Commission on December 29, 2003.

FIXED WIRELESS ACCESS

(A Business of Nortel Networks Corporation)

Financial Statements for the years ended

December 31, 2002 and 2001

FIXED WIRELESS ACCESS

(A Business of Nortel Networks Corporation)

Independent Auditors’ Report

To the Board of Directors of

Nortel Networks Corporation

We have audited the accompanying balance sheets of the Fixed Wireless Access business (“Fixed Wireless Access”) of Nortel Networks Corporation (“Nortel Networks”) as at December 31, 2002 and 2001, and the related statements of operations, net investment and cash flows for each of the years then ended. These financial statements are the responsibility of Nortel Networks management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Fixed Wireless Access business of Nortel Networks as at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared from records maintained by Nortel Networks and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Fixed Wireless Access business had been operated as an independent company. Portions of certain expenses represent charges and allocations made from Nortel Networks applicable to Fixed Wireless Access, most of which are transacted at amounts which approximate “cost” rather than market rates for similar transactions with companies outside of the Nortel Networks group.

DELOITTE & TOUCHE LLP

Chartered Accountants

Toronto, Canada

March 8, 2004

FIXED WIRELESS ACCESS

(A Business of Nortel Networks Corporation)

Statements of Operations

Years Ended December 31

(thousands of U.S. dollars)

	2002	2001
Revenues	$3,746	$81,385
Cost of revenues	1,853	118,033

Gross profit	1,893	(36,648)

Operating expenses:
Selling, general and administrative expense	190,341	209,205
Research and development expense	6,428	22,896
Write down of acquired technology	—	11,237
Special charges	3,061	404

Total operating expenses	199,830	243,742

Operating loss	(197,937)	(280,390)

Interest income	7,387	18,418

Other income (expense), net	(680)	(8,683)

Loss before income taxes	(191,230)	(270,655)

Income tax benefit (provision)	—	—

Net loss	$(191,230)	$(270,655)

See notes to financial statements.

FIXED WIRELESS ACCESS

(A Business of Nortel Networks Corporation)

Balance Sheets

As at December 31

(thousands of U.S. dollars)

	2002	2001
ASSETS

Current assets:
Accounts receivable, net of allowance for doubtful accounts of $25,440 in 2002 and $14,467 in 2001	$732	$25,778

Inventories - net	—	2,171

Total current assets	732	27,949

Long-term receivables	44,846	211,286

Property and equipment, net	—	2,794

Total assets	$45,578	$242,029

LIABILITIES AND NORTEL NETWORKS CORPORATION NET INVESTMENT

Current liabilities:
Accounts payable	$341	$352
Payable to Nortel Networks Corporation	669,209	673,611
Customer deposits	161	—
Restructuring accrual	446	404
Other accrued liabilities	163	567
Warranty reserves	149	756

Total current liabilities	670,469	675,690

Nortel Networks Corporation net investment	(624,891)	(433,661)

Total liabilities and Nortel Networks Corporation net investment	$45,578	$242,029

See notes to financial statements.

FIXED WIRELESS ACCESS

(A Business of Nortel Networks Corporation)

Statement of Net Investment

(thousands of U.S. dollars)

Nortel Networks Corporation Net Investment

Balance, December 31, 2000	$(163,006)
Net loss	(270,655)

Balance, December 31, 2001	(433,661)
Net loss	(191,230)

Balance, December 31, 2002	$(624,891)

See notes to financial statements.

FIXED WIRELESS ACCESS

(A Business of Nortel Networks Corporation)

Statements of Cash Flows

Years Ended December 31

(thousands of U.S. dollars)

	2002	2001
Cash flows from (used in) operating activities:
Net loss	$(191,230)	$(270,655)
Adjustments to reconcile net loss to net cash from (used in) operating activities:
Depreciation	1,684	1,379
Write down of acquired technology	—	11,237
Non-cash write-downs of property and equipment	1,141	1,011
Provision for doubtful accounts	196,973	199,137
Change in operating assets and liabilities:
Accounts receivable	14,073	37,054
Inventories	2,171	20,443
Accounts payable and other accrued liabilities	(415)	(8,894)
Payable to Nortel Networks Corporation	(4,402)	353,680
Restructuring accrual	42	404
Customer deposits	161	(74)
Warranty reserves	(607)	(474)

Net cash from (used in) operating activities	19,591	344,248

Cash flows used in investing activities:
Expenditures for plant and equipment	(31)	(1,219)
Expenditures for acquired technology	—	(11,237)

Net cash used in investing activities	(31)	(12,456)

Cash flows from (used in) financing activities:
Long-term receivable	(19,560)	(331,792)

Net cash from (used in) financing activities	(19,560)	(331,792)

Net increase (decrease) in cash and cash equivalents	—	—

Cash and cash equivalents, at beginning of year	—	—

Cash and cash equivalents, at end of year	$—	$—

See notes to financial statements.

FIXED WIRELESS ACCESS

(A Business of Nortel Networks Corporation)

Notes to Financial Statements

(thousands of U.S. dollars, except per share amounts, unless otherwise stated)

1.	Description of the business

The accompanying financial statements reflect the carved-out operations of the Fixed Wireless Access business (“Fixed Wireless Access”), a business of Nortel Networks Corporation (“Nortel Networks”) for all periods presented. The financial statements include assets, liabilities, revenues and cost of revenues of Fixed Wireless Access products, as well as personnel, facilities, pension and other expenses which were attributable to Fixed Wireless Access’s general and administrative, research and development, and sales and marketing activities.

Expenses including, but not limited to, management salaries and management stock compensation plans have been allocated to the Fixed Wireless Access business based on management’s estimate of usage based on headcount and other measures. Management considers the allocation methodology used to allocate expenses reasonable.

The financial position, results of operation, and cash flows of Fixed Wireless Access may differ from those that would have been achieved had the business operated independently for the periods presented.

Fixed Wireless Access systems allow telecommunications operators to construct high quality telephone access networks between customers’ premises and local exchanges using a Wireless Local Loop system. The system provides access to the internet and the Public Switched Telephone Network (PSTN) using microwave radio instead of copper wiring. The system operates in the 3.4 to 3.6 GHz band using an FDD/TDMA air interface. It is specifically designed to be an alternative replacement for a wired access network. Moreover, it is designed to provide wire-line telephony quality and better than wire-line telephony data rates using a minimum number of network elements.

The Wireless Local Loop system was developed to enhance subscriber satisfaction by providing wire-line quality voice services and ‘always-on’ high speed internet and e-mail connectivity. It greatly reduces initial network build-out capital costs while simultaneously reducing operating expenses through an integrated network management system which ensures optimum performance.

Fixed Wireless Access’s principal products and services include: (i) equipment sales derived primarily from the sales of base stations and customer premise equipment; (ii) maintenance service and support primarily from providing system upgrades, maintenance support, training, remote support and repair services to customers; and (iii) software sales including packet data upgrade software per cell site for customers.

During 2001, in light of the continued downturn in the telecommunications industry, due to strategic decisions by Nortel Networks management, Fixed Wireless Access’s operations were classified as part of discontinued operations in Nortel Networks consolidated financial statements. As a result, provisions were recorded in Nortel Networks consolidated financial statements for workforce reductions, asset write-downs and other restructuring costs (see note 7). Furthermore, no new contracts for Fixed Wireless Access products or services were accepted going forward. Nortel Networks reviewed various strategic options with respect to Fixed Wireless Access and continued to operate the business until a suitable buyer had been located. However, these financial statements are presented on the assumption that this business is a going-concern

1.	Description of the business (continued)

and will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the normal course of operations. Nortel Networks pays all expenses on behalf of the business and collects all receivables through centralized services. As a business of Nortel Networks, Fixed Wireless Access does not maintain any cash balances of its own.

2.	Significant accounting policies

Basis of presentation

The accompanying financial statements of Fixed Wireless Access have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These financial statements are expressed in United States dollars as the greater part of the financial results and net assets of Fixed Wireless Access are denominated in United States dollars.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Estimates are used when accounting for items and matters such as long-term contracts, allowance for uncollectible accounts receivable and customer financings, inventory obsolescence, product warranty, asset valuations, impairment assessments, employee benefits, taxes, restructuring and other provisions and contingencies.

Financial instruments

The amounts reported for accounts receivable and other financial instruments are considered to approximate fair value based upon comparable market information available at the respective balance sheet dates.

The financial instruments that potentially subject Fixed Wireless Access to concentrations of credit risk comprise principally trade and long-term receivables. Traditionally, Fixed Wireless Access’s customer base was dispersed across many different geographic areas throughout North America, Europe and Asia consisting principally of telecommunication operators. However, in 2002 the principal credit risk related to the trade and long-term receivable from a customer in Mexico (see note 8). Fixed Wireless Access performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. Collateral, such as letters of credit and bank guarantees, is generally not required.

In the normal course of business, Fixed Wireless Access has exposures to foreign currency fluctuations arising from, among other activities, foreign currency sales and purchases and intercompany transactions.

Translation of foreign currencies

The functional currency of Fixed Wireless Access is the United States dollar.

Transactions and financial statement items denominated in a currency other than Fixed Wireless Access’s functional currency are translated into the United States dollar at the exchange rates in effect at the balance sheet date for monetary assets and liabilities, and at historical exchange rates for non-monetary assets and liabilities. Revenues and expenses are translated at average rates for the period, except for amortization and depreciation which is translated on the same basis as the related assets. Resulting gains or losses are reflected in net earnings (loss).

2.	Significant accounting policies (continued)

Revenue recognition

Fixed Wireless Access’s revenue is derived primarily from three sources: (i) equipment sales revenue, derived primarily from equipment sales to customers, including base stations and customer premise equipment; (ii) maintenance service and support revenue, derived primarily from providing system upgrades, maintenance support, training, remote support and repair services to customers; and (iii) software sales revenue, derived primarily from sale of software including packet data upgrade software per cell site for customers.

Fixed Wireless Access products and services are generally sold as part of a contract and the terms of the contract determine the appropriate revenue recognition method.

Fixed Wireless Access recognizes revenue under Statement of Position (“SOP”) 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”), SOP 97-2 “Software Revenue Recognition” (“SOP 97-2”), and Staff Accounting Bulletin (“SAB”) 101 “Revenue Recognition in Financial Statements” (“SAB 101”) depending upon the terms of the contract.

Revenue for hardware sold separately that does not require significant customization is recognized under SAB 101. Hardware revenue, net of trade discounts and allowances, is recognized upon shipment and when all significant contractual obligations have been satisfied and collection is reasonably assured.

Software revenue is generally recognized under SOP 97-2. Software revenue under SOP 97-2 is recognized when persuasive evidence of an arrangement exists, when the software is delivered in accordance with all terms and conditions of the customer contracts, when the fee is fixed or determinable and when collection is reasonably assured. For software arrangements involving multiple elements, Fixed Wireless Access allocates revenue to each element based on vendor specific objective evidence of relative fair values, which are derived by allocating a value to each element that is based upon the prices charged when the element is sold separately.

For contracts involving multiple elements, Fixed Wireless Access allocates revenue to each element based on relative fair values. Provided none of the undelivered elements are essential to the functionality of the delivered elements, revenue related to the software element is recognized under SOP 97-2 and revenue related to the hardware element is recognized under SOP 81-1 or SAB 101. Engineering, installation and other services are recognized as the services are performed.

For long-term contracts, primarily those related to customized network solutions, revenues are recognized under SOP 81-1 using the percentage-of-completion method. The percentage-of-completion method measures the percentage of costs incurred to date on a contract relative to the estimated total expected contract costs. Profit estimates on long-term contracts are revised periodically based on changes in circumstances and any losses on contracts are recognized in the period that such losses become known.

Fixed Wireless Access makes certain sales through multiple distribution channels, primarily resellers and distributors. These customers are generally given certain rights of return. For products sold through these distribution channels, revenue is recognized from product sales at the time of shipment to the distribution channel. Accruals for estimated sales returns and other allowances are recorded at the time of shipment and are based on contract terms and prior claims experience.

2.	Significant accounting policies (continued)

Customer deposits

Customer deposits consist of amounts billed to customers for which services will be performed over future periods.

Research and development

Research and development costs are charged to net losses in the periods in which they are incurred. Related investment tax credits are deducted from the income tax provision.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the expected useful lives of the related assets (generally three to five years). Upon disposal, the assets and related accumulated depreciation are removed from Fixed Wireless Access’s accounts, and the resulting gains or losses are reflected in the statements of operations.

Impairment or disposal of long-lived assets (property and equipment)

Long-lived assets held and used

Fixed Wireless Access tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and a current expectation that the asset will more likely than not be sold or disposed at a loss before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value of the asset. The impairment loss is measured as the amount by which the carrying amount exceeds fair value.

Long-lived assets held for sale

Long-lived assets are classified as held for sale when certain criteria are met, which include: management commitment to a plan to sell the assets; the availability of the assets for immediate sale in their present condition; whether an active program to locate buyers and other actions to sell the assets has been initiated; whether the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; whether the assets are

2.	Significant accounting policies (continued)

Impairment or disposal of long-lived assets (property and equipment)

Long-lived assets held for sale (continued)

being marketed at reasonable prices in relation to their fair value; and how unlikely it is that significant changes will be made to the plan to sell the assets.

Fixed Wireless Access measures long-lived assets to be disposed of by sale at the lower of carrying amount and fair value less cost to sell. These assets are no longer depreciated. Fair value is determined using quoted market prices or the anticipated cash flows discounted at a rate commensurate with the risk involved.

Long-lived assets to be disposed of other than by sale

Fixed Wireless Access classifies an asset or asset group that will be disposed of other than by sale as held and used until the disposal transaction occurs. The asset or asset group continues to be depreciated based on revisions to its estimated useful life until the date of disposal or abandonment.

Recoverability is assessed based on the carrying amount of the asset and the sum of the undiscounted cash flows expected to result from the remaining period of use and the eventual disposal of the asset. An impairment loss is recognized when the carrying amount is not recoverable and exceeds the fair value of the asset.

Income taxes

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Fixed Wireless Access is required to adjust its deferred tax assets and liabilities in the period when tax rates or the provisions of the income tax laws change. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Inventories

Inventories are valued at the lower of cost (calculated on a first-in, first-out basis) and market. The cost of finished goods and work in process is comprised of material, labor and manufacturing overhead.

Warranty costs

Fixed Wireless Access’s products are covered by product warranty plans generally for 18 months. A liability for the expected cost of warranty-related claims is established when products are sold and the related revenue is recognized. The amount of the warranty liability accrued reflects an estimate of the expected future costs of honoring obligations under the warranty plan. In estimating the warranty liability, historical material replacement costs and associated labor to correct the product failure are considered. Should future product failure rates and/or replacement costs differ from historical levels, revisions to the estimated warranty liability may be required.

2.	Significant accounting policies (continued)

Stock-Based Compensation

Under various stock option programs of Nortel Networks, options may be granted to various eligible employees of Fixed Wireless Access to purchase common shares of Nortel Networks Corporation.

Fixed Wireless Access, as permitted under Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-based Compensation” (“SFAS 123”), applies Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for its stock-based compensation plans. SFAS 123 requires disclosure of pro forma amounts to reflect the impact if Fixed Wireless Access had elected to adopt the optional recognition provisions of SFAS 123 for its stock option plans and employee stock purchase plans.

Had Fixed Wireless Access applied the fair value based method in prior years, regarding the participation of its eligible employees and directors in the stock option programs of Nortel Networks, Fixed Wireless Access’s reported net loss would have been adjusted to the pro forma amounts as indicated below for each of the two years ended December 31:

	2003	2002
Net loss - reported	$(191,230)	$(270,655)
Pro forma stock option expense	(341)	(412)

Net loss - pro forma	$(191,571)	$(271,067)

The fair value of stock options used to compute pro forma net earnings (loss) is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions, related to Nortel Networks for each of the two years ended December 31:

Weighted-average assumptions	2002	2001
Expected dividend	0.00%	0.00%
Expected volatility	701.33%	70.36%
Risk-free interest rate	4.49%	4.49%
Expected option life in years	4	4

The weighted average fair values of Nortel Networks stock options, calculated using the Black-Scholes option-pricing model, granted during the two years ended December 31, 2002 and 2001 were U.S. $3.50 and U.S. $8.38, per option, respectively.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected price volatility. Fixed Wireless Access uses expected volatility rates, which are based on historical volatility rates trended into future years. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable single measure of the fair value of such stock options.

2.	Significant accounting policies (continued)

Stock-based compensation (continued)

In December 2002, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS 148”) which amended the transitional provisions of SFAS 123 for entities choosing to recognize stock-based compensation under the fair value based method of SFAS 123, rather than electing to continue to follow the intrinsic value method of APB 25. Under SFAS 148, Fixed Wireless Access may adopt the recommendations of SFAS 123 either (1) prospectively to awards granted or modified after the beginning of the year of adoption, (2) retroactively with restatement for awards granted or modified since January 1, 1995, or (3) prospectively to awards granted or modified since January 1, 1995.

Fixed Wireless Access will commence expensing employee stock-based compensation using the fair value based method prospectively, as per SFAS 123, for all awards granted or modified after January 1, 2003, as permitted under SFAS 148. Stock-based compensation will be measured using the Black-Scholes option pricing model. The impact of adopting the fair value based method will depend on various factors including, but not limited to, the extent to which Fixed Wireless Access will use stock-based compensation in the future and the fair value of the awards, which is dependent on a number of variables including Nortel Networks common share price and its historical volatility. Because there is uncertainty within each of these factors, the expense to be recognized by Fixed Wireless Access will vary as a result of the adoption of the fair value based method.

Recent pronouncements

(a) Accounting for revenue arrangements with multiple deliverables

In November 2002, the EITF reached a consensus on EITF 00-21. In the absence of higher level accounting literature, EITF 00-21 governs how to separate and allocate revenue to goods or services or both that are to be delivered in a bundled sales arrangement. EITF 00-21 applies to revenue arrangements entered into after June 30, 2003 and allows for either prospective application or cumulative adjustment upon adoption. Fixed Wireless Access has not yet adopted the requirements of EITF 00-21 and does not expect the adoption of EITF 00-21 to have a material impact on its results of operations and financial condition.

(b) Determining whether an arrangement contains a lease

In May 2003, the EITF reached a consensus on Issue No. 01-8, “Determining Whether an Arrangement Contains a Lease” (“EITF 01-8”). EITF 01-8 provides guidance on how to determine whether an arrangement contains a lease that is within the scope of FASB Statement No. 13, “Accounting for Leases.” The guidance in EITF 01-8 is based on whether the arrangement conveys to the purchaser (or the lessee) right to use or control a specific asset, and is effective for Fixed Wireless Access for arrangements entered into or modified after June 30, 2003. Fixed Wireless Access does not expect the adoption of SFAS 149 to have a material impact on its results of operations and financial condition. The impact of EITF 01-8 on Fixed Wireless Access future results of operations and financial condition will depend on the terms contained in contracts signed or contracts amended prospectively.

2.	Significant accounting policies (continued)

Recent pronouncements (continued)

(c) Amendment of SFAS 133 on derivative instruments and hedging activities

In April 2003, the FASB issued SFAS No. 149, “Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). In particular, SFAS 149: clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133; clarifies when a derivative contains a financing component; amends the definition of an “underlying” to conform it to the language used in FIN 45; and amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below, and for hedging relationships designated after June 30, 2003.

The provisions of SFAS 149 that relate to guidance in SFAS 133 that have been effective for fiscal quarters which began prior to June 15, 2003 will continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist will be applied to both existing contracts as well as new contracts entered into after June 30, 2003.

Fixed Wireless Access has not yet applied the requirements of SFAS 149 and does not expect the adoption of SFAS 149 to have a material impact on its results of operations and financial condition.

(d) Asset retirement obligations

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), which is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS 143 addresses the recognition and measurement of obligations associated with the retirement of tangible long-lived assets. The adoption of SFAS 143 will not have a material impact on Fixed Wireless Access’s results of operations and financial condition.

(e) Accounting for costs associated with exit or disposal activities

In June 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which is effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 supercedes Emerging Issues Task Force (“EITF”) Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)” (“EITF 94-3”). SFAS 146 requires that costs associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF 94-3 required recognition of a liability when an entity committed to an exit plan. Therefore the effect of SFAS 146 will be to change the timing of recognizing certain liabilities with no expected material valuation differences. Plans initiated before December 31, 2002 will continue to be accounted for under EITF 94-3. The adoption of SFAS 146 is not expected to have a material impact on Fixed Wireless Access’s results of operations and financial condition.

Accounting changes

(f) Guarantees

In November 2002, the FASB issued FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”), which requires elaborating on the disclosures that must be made by a guarantor in its financial

2.	Significant accounting policies (continued)

Guarantees (continued)

statements about its obligations under certain guarantees. It also requires that a guarantor recognize, at the inception of certain types of guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The adoption of FIN 45 did not have any impact on the results of operations and financial condition of Fixed Wireless Access because all guarantees are provided by Nortel Networks.

(g) Impairment or disposal of long-lived assets (plant and equipment and acquired technology)

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addressed financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 is applicable to certain long-lived assets, including those reported as discontinued operations, and develops one accounting model for long-lived assets to be disposed of by sale. SFAS 144 superseded SFAS No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of”, and APB No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB 30”), for the disposal of a segment of a business. Fixed Wireless Access adopted the provisions of SFAS 144 effective January 1, 2002.

SFAS 144 requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Discontinued operations are no longer measured at net realizable value or include amounts for operating losses that have not yet been incurred. SFAS 144 also broadened the reporting of discontinued operations to include the disposal of a component of an entity provided that the operations and cash flows of the component will be eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component. During the two years ended December 31, 2002, and 2001 Fixed Wireless Access recorded write downs for plant and equipment of $1,141 and $1,011, respectively related to assets held for use. See note 7 for further information regarding these write downs.

(h) Accounting for goodwill and other intangible assets

In June 2001, the FASB issued SFAS 142 effective for fiscal years beginning after December 15, 2001. SFAS 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations and amortization of intangibles with an indefinite life, ceased upon adoption of SFAS 142. For any acquisitions completed after June 30, 2001, goodwill and intangible assets with an indefinite life are not amortized. Fixed Wireless Access adopted the provisions of SFAS 142 effective January 1, 2002 and the adoption did not have any impact on its results of operations and financial condition.

(i) Derivative financial instruments

Effective January 1, 2001, Nortel Networks adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), and the corresponding amendments under SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities – an amendment of SFAS No. 133” (“SFAS 138”). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. If the derivative is designated as a fair value hedge, changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in net earnings (loss). If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in Other Comprehensive Income and are

2.	Significant accounting policies (continued)

Derivative financial instruments (continued)

recognized in net earnings (loss) when the hedged item affects net earnings (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in net earnings (loss). If the derivative used in an economic hedging relationship is not designated in an accounting hedging relationship, changes in the fair value of the derivative are recognized in net earnings (loss).

Fixed Wireless Access adopted the provisions of SFAS 133 during the year ended December 31, 2001 and the adoption did not have any impact on its results of operations and financial condition.

3.	Inventories

Inventories as at December 31 consist of the following:

	2002	2001
Raw materials	$15,704	$18,402
Finished Goods	1,453	1,956
Work-in process	517	956

	17,674	21,314
Less inventory provisions	(17,674)	(19,143)

Inventories - net	$—	$2,171

4.	Property and equipment

Property and equipment as at December 31 consists of the following:

	2002	2001
Equipment	$8,413	$9,273
Furniture and fixtures	202	202

	8,615	9,475
Less accumulated depreciation	(8,615)	(6,681)

Property and equipment, net	$—	$2,794

5.	Long term receivables

Long term receivables consist of amounts provided by Nortel Networks on behalf of Fixed Wireless Access to Axtel S.A. DE C.V. (“Axtel”) in connection with purchases of Fixed Wireless Access products and services pursuant to a finance agreement dated June 1, 1999 and amended June 18, 2001. The amended finance agreement provides $495,000 of available loans to Axtel. The loans have varying maturity dates not exceeding September 18, 2007. Interest on the loans is calculated as LIBOR plus an applicable margin, ranging from 3.5 to 5.75 percent. Commitments to extend future financing generally have conditions for funding, fixed expiration or termination dates and specific interest rates and purposes. Nortel Networks attempts to limit its financing credit risk by utilizing an internal credit committee that monitors the credit exposure of Nortel Networks including Fixed Wireless Access. The following table sets forth long term receivables as a result of customer financing as at December 31:

	2002	2001
Outstanding balance - gross	$455,901	$437,279
Loan origination fees	(1,055)	(1,993)
Provisions for doubtful accounts	(410,000)	(224,000)

Total long term receivables	$44,846	$211,286

6.	Other accrued liabilities

Other accrued liabilities at December 31 consist of the following:

	2002	2001
Contractual liabilities	$38	$348
Research and development	125	—
Cost of sales accruals	—	219

Other accrued liabilities	$163	$567

7.	Special charges

Special charges were as follows:

	Workforce Reduction	Plant and equipment write downs	Total
Provision balance as at January 1, 2001	$—	$—	$—
Special charges	429	—	429
Change in estimate	(25)	—	(25)

Provision balance as at December 31, 2001	$404	$—	$404

Special charges	$2,042	$1,141	$3,183
Change in estimate	(122)	—	(122)
Non-cash drawdown	—	(1,141)	(1,141)
Cash drawdowns	(1,878)	—	(1,878)

Provision balance as at December 31, 2002	$446	$—	$446

During 2001, in light of the significant downturn in both the telecommunications industry and the economic environment, and capital market trends impacting Fixed Wireless Access and Nortel Networks operations and expected future growth rates, Nortel Networks implemented a work plan to streamline its operations and activities around its core markets and leadership strategies, which impacted Fixed Wireless Access. This work plan was adjusted during 2001 and 2002 to reflect the continued decline in the industry and economic environment, and trends in the capital markets.

Restructuring activities

For the year ended December 31, 2002, Fixed Wireless Access recorded restructuring charges of $3,061, which were net of a change in estimate of $122.

Workforce reduction charges of $2,042 for the year ended December 31, 2002 were related to the cost of severance and benefits associated with approximately 26 employees notified of termination. The workforce reduction was in the United Kingdom and the United States of America. As at December 31, 2002, the workforce reduction provision balance had been drawn down by cash payments of $1,878 and a change in estimate of $122, resulting in an ending provision balance of $446.

Property and equipment write downs of $1,141 for the year ended December 31, 2002 consisted of the writedown of equipment associated with the operations — which had no alternative future use within Nortel Networks.

7.	Special charges (continued)

During the year ended December 31, 2001, Fixed Wireless Access recorded restructuring charges of $429.

Workforce reduction charges of $404 (net of a change in estimate during the year of $25) for the year ended December 31, 2001 were related to the cost of severance and benefits associated with approximately 7 employees notified of termination. The workforce reduction was in the United Kingdom and the United States of America. As at December 31, 2001, the workforce reduction provision balance had been drawn down by cash payments of $nil and a change in estimate of $25, resulting in an ending provision balance of $404.

8.	Acquired technology

In February 2001, Fixed Wireless Access acquired the rights to certain technology that is included in its product at a cost of $11,237. As a result of Nortel Networks decision in 2001 to discontinue the Fixed Wireless Access line of business, no new contracts were to be entered into after that point in time. Therefore, the acquired technology which had been purchased was determined to be impaired and was fully written down during the year ended December 31, 2001.

9.	Segment information and major customers

In accordance with SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” Fixed Wireless Access is required to disclose information about its products, services, the geographic area in which it operates, and major customers. Fixed Wireless Access operates in a single industry segment which allows telecommunications operators to construct high quality telephone access networks between customers’ premises and local exchanges using cellular point to multi-point wireless technology as a replacement for traditional copper-based local loops.

The following are revenues by geographic region based on the location of the customer for each of the years ended December 31:

	2002	2001
United States	$75	$1,647
United Kingdom	329	2,701
Mexico	2,937	73,696
Other International	405	3,341

Total	$3,746	$81,385

Property and equipment balances as at December 31, 2002 were written down to zero in accordance with SFAS 144. Property and equipment balances as at December 31, 2001 were located in the following regions; Europe, the Middle East and Africa (“EMEA”) - $1,253, Canada - $670 U.S. - $650, other foreign countries - $221. In 2002, the largest customer, in Mexico, represented revenue of approximately $2,573 or 69% of the total revenues for the year. This customer also represented over 75% of the trade and 100% of the long-term receivables for 2002. In 2001, the largest customer, in Mexico, represented revenue of approximately $75,701 or 9.3% of the total revenues for the year. This customer also represented over 65% of the trade and 97% of the long-term receivables for 2001.

10.	Incomes taxes

Fixed Wireless Access’s results of operations are included in the income tax returns filed for Nortel Networks. Fixed Wireless Access’s income tax provision, deferred income tax balances and valuation allowance have been determined for financial statement purposes as if Fixed Wireless Access filed separate tax returns. The following is a reconciliation of income taxes, calculated at the Canadian combined Federal and provincial income tax rate, to the income tax (benefit) provision included in the accompanying Statements of Operations for the years ended December 31:

	2002	2001
Income taxes at Canadian rates (2002 - 39.4%, 2001 - 40.8%)	$75,345	$110,427
Reduction of Canadian tax benefits applicable to manufacturing profits	(10,178)	(13,070)
Difference between Canadian rates and rates in other jurisdictions	(634)	(3,403)
Reduction of deferred tax asset attributable to rate change	(2,571)	—
Other	—	(4,456)
Increase in valuation allowance	(61,962)	(89,498)

Income tax (benefit) provision	$—	$—

Current	$—	$—
Deferred	—	—

	$—	$—

The following table shows the significant components included in deferred income taxes as at December 31:

	2002	2001
Tax benefit of loss carryforwards	$45,012	$42,917
Customer financing provisions	138,252	78,109
Inventory provisions	5,960	6,675
Plant and equipment	434	(5)

	189,658	127,696
Valuation allowance	(189,658)	(127,696)

Net deferred income tax asset	$—	$—

Fixed Wireless Access has provided a valuation allowance on deferred income tax balances of $189,658 and $127,696 for December 31, 2002 and 2001 respectively because of the uncertainty regarding the realization of certain foreign and domestic net operating losses and other deferred tax assets.

As of December 31, 2002, Fixed Wireless Access had net operating loss carryforwards of approximately $133,000. The net operating loss carryforwards have various carryforward periods ranging from 7 years to indefinite, but can only be used by Nortel Networks to offset taxable income.

11.	Related party transactions – Nortel Networks

The following table presents intercompany transactions and balances between Fixed Wireless Access and Nortel Networks and its affiliates for the years ended December 31:

	2002	2001
Balance payable at beginning of period	$673,611	$319,931
Net amounts paid (received) by Nortel Networks on behalf of Fixed Wireless Access	(4,402)	353,680

Balance payable to Nortel Networks at end of period	$669,209	$673,611

12.	Subsequent Event

On March 20, 2003 Nortel Networks entered into a Restructuring Agreement with Axtel S.A. DE C.V., a significant customer of Fixed Wireless Access whereby Nortel Networks agreed to a five year amended supply agreement and Axtel agreed to pay $120,000 immediately and a $24,200 receivable due on or before March 20, 2008. The entire note receivable was provided for by Nortel Networks and subsequently sold to Deutsche Bank for approximately $17,000 in November 2003.

On December 23, 2003, Nortel Networks sold certain plant and equipment, inventory, patent and other intellectual property related to its fixed wireless access operations, which was included in discontinued operations since July 1, 2001, to Airspan Networks Inc. (“Airspan”). Nortel Networks received cash proceeds of approximately $13,000.

AIRSPAN NETWORKS INC. UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited condensed pro forma consolidated balance as of September 28, 2003 gives effect to the acquisition of the Fixed Wireless Access (“FWA”) business of Nortel Networks as if it occurred on September 28, 2003.

The unaudited condensed pro forma consolidated statement of operations for the year ended December 31, 2002, and the nine months ended September 28, 2003, give effect to the acquisition as if it occurred on January 1, 2002.

The unaudited condensed pro forma consolidated financial statements have been prepared by the management of Airspan Networks Inc. based on the historical financial statements of Airspan and FWA. These condensed pro forma consolidated financial statements are not necessarily indicative of the consolidated results of operations for future periods or the results of operations that would have occurred had Airspan and FWA been consolidated during the periods specified. The unaudited condensed pro forma consolidated financial statements and the related notes should be read in conjunction with the historical financial statements of FWA included elsewhere herein and of Airspan’s 10-K.

PRO FORMA FINANCIAL INFORMATION

AIRSPAN NETWORKS INC. UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED BALANCE SHEET

(in thousands)

	Historical
	Airspan September 28, 2003	FWA September 28, 2003	Pro Forma Adjustments		Consolidated Pro Forma
ASSETS

Current Assets

Cash and cash equivalents	$35,256	—	$507	a.	$35,763
Restricted cash	1,380	—	—		1,380
Accounts receivable, less allowance for doubtful accounts	12,030	$146	(146	)b.	12,030
Unbilled accounts receivable	97	—	—		97
Inventory	11,352	490	8,550	c.	20,392
Prepaid expenses and other current assets	3,325	—	—		3,325

Total Current Assets	63,440	636	8,911		72,987

Property, plant and equipment, net	3,351	—	419	c.	3,770
Goodwill	784	—	2,268	c.	3,052
Intangible assets, net	496	—	4,100	c.	4,596
Other non-current assets	941	—	—		941

Total Assets	$69,012	$636	$15,698		$85,346

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	$5,837	$115	—		$5,952
Accrued taxes	740	—	—		740
Deferred revenue	471	—	—		471
Customer Advances	—	13,537	—		13,537
Other accrued expenses	7,083	144	$2,538	c.d.	9,765
Payable to Nortel Networks Corporation	—	539,768	(539,768	)b.	—

Total Current Liabilities	14,131	553,564	(537,230)		30,465

Stockholders’ Equity

Common stock	11	—	—		11
Note receivable – stockholder	(130)	—	—		(130)
Additional paid in capital	215,141	—	—		215,141
Treasury Stock	(797)	—	—		(797)
Accumulated other comprehensive income	1,101	—	—		1,101
Accumulated deficit	(160,445)	(552,928)	552,928	e.	(160,445)

Total Stockholders’ Equity	54,881	(552,928)	552,928		54,881

Total Liabilities and Stockholders’ Equity	$69,012	$636	$15,698		$85,346

AIRSPAN NETWORKS INC. UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED STATEMENT OF OPERATIONS FOR

THE YEAR ENDED DECEMBER 31, 2002

(in thousands except for share and per share data)

	Historical		Reclasses	Pro Forma Adjustments		Consolidated Pro Forma
	Airspan	FWA
Revenue	$25,930	$3,746	—	—		$29,676
Cost of revenue	(19,241)	(1,853)	—	$(769	)f.	(21,863)
Inventory provision	(2,001)	—	—	—		(2,001)

Gross profit	4,688	1,893	—	(769)		5,812

Operating expenses:
Research and development	13,642	6,428	—	210	g.	20,280
Sales and marketing	10,141	—	$1,655	—		11,796
Bad debt provision	3,680	—	187,573	(187,573	)h.	3,680
General and administrative	8,969	190,341	(189,228)	—		10,082
Amortization of intangibles	44	—	—	820	i.	864
Restructuring charge	1,420	3,061	—	—		4,481

Total operating expenses	37,896	199,830	—	(186,543)		51,183

(Loss)/income from operations	(33,208)	(197,937)	—	185,774		(45,371)

Interest expense	(161)	(680)	—	606	j.	(235)
Interest and other income	2,369	7,387	—	(7,387	)k.	2,369

(Loss)/income before income taxes	(31,000)	(191,230)	—	178,993		(43,237)

Income tax credit	2,862	—	—	—		2,862

Net (loss)/income	$(28,138)	$(191,230)	—	$178,993		$(40,375)

Earnings per share – basic and diluted
Net loss per share	$(0.80)					$(1.15)

Weighted average shares outstanding – basic and diluted	35,258,645					35,258,645

AIRSPAN NETWORKS INC. UNAUDITED CONDENSED PRO FORMA

CONSOLIDATED STATEMENT OF OPERATIONS FOR

THE NINE MONTHS ENDED SEPTEMBER 28, 2003

(in thousands except for share and per share data)

	Historical		Reclasses	Pro Forma Adjustments		Consolidated Pro Forma
	Airspan September 28, 2003	FWA September 30, 2003
Revenue	$21,628	$4,443	—	—		$26,071
Cost of revenue	(16,613)	(2,002)	—	$(1,108	)f.	(19,723)
Inventory provision	(4,398)	—	—	—		(4,398)

Gross profit/(loss)	617	2,441	—	(1,108)		1,950

Operating expenses:
Research and development	10,802	2,826	—	157	g.	13,785
Sales and marketing	7,529	—	$69	—		7,598
Bad debt provision	—	—	200	(200	)h.	—
General and administrative	6,675	869	(269)	—		7,275
Amortization of intangibles	131	—	—	615	i.	746
Restructuring charge	319	64	—	—		383

Total operating expenses	25,456	3,759	—	572		29,787

Loss from operations	(24,839)	(1,318)	—	(1,680)		(27,837)

Interest expense	(38)	(1,353)	—	1,353	j.	(38)
Interest and other income	2,100	—	—	—		2,100
Gain on contract settlement	—	74,634	—	(74,634	)l.	—

(Loss)/income before income taxes	(22,777)	71,963	—	(74,961)		(25,775)

Income tax charge	(4)	—	—			(4)

Net (loss)/income	$(22,781)	$71,963	—	$(74,961)		$(25,779)

Earnings per share – basic and diluted
Net loss per share	$(0.65)					$(0.74)

Weighted average shares outstanding – basic and diluted	34,952,376					34,952,376

AIRSPAN NETWORKS INC. NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands except for share and per share data)

Airspan’s acquisition of FWA was completed on December 23, 2003. The initial purchase price of $12,850,000 and the working capital adjustment of $241,000 were offset at closing against customer prepayments totaling $14,946,000 transferred to Airspan as part of the transaction. The purchase price is allocated to individual assets acquired and liabilities assumed based on their respective fair values. The difference between the purchase price and the fair value of the net assets is allocated to goodwill.

The following table represents the preliminary purchase price allocation.

Calculation of purchase price:

	Cash Consideration	Accrued Costs	Total
Initial purchase price	$12,850	—	$12,850
Working capital adjustment	241	—	241
Acquisition costs	—	$800	800

Total Purchase Price	$13,091	$800	$13,891

Preliminary allocation of purchase price:

	Historical book value	Purchase price allocation /fair value adjustments	Fair value
Cash	$14,946	—	$14,946
Inventory	—	$8,550	8,550
Prepaid expenses and other current assets	393	—	393
Property, plant and equipment, net	—	419	419
Intangible assets, net
Patented Technology	—	1,500	1,500
Customer contracts	—	2,600	2,600

Accounts payable	(8)	—	(8)
Deferred revenue	(93)	—	(93)
Customer advances	(14,946)	—	(14,946)
Other accrued expenses	—	(1,738)	(1,738)

Goodwill		2,268	2,268

Total purchase price			$13,891

An independent appraisal has been performed to calculate the fair values and remaining economic life for all material intangible assets. The estimated fair value of identifiable intangibles is shown in the table above. The remaining economic life of patented technology and customer contracts is five years.

The FWA statement of income for the year ended December 31, 2002 and the nine months ended September 30, 2003 have been created from its audited financial statements for the year ended December 31, 2002 and its unaudited financial statements for the nine months to September 30, 2003. Within these pro forma financial statements Selling, General Administration and Bad Debts costs have been split where previously these had been shown aggregated.

The following proforma adjustments have been made:

a)	Represents the $13.1 million cash consideration for the acquisition less a cash refund from Nortel Networks in relation to customer advances.

b)	Represents the balances not purchased by Airspan as part of the FWA acquisition.

c)	Represents the “fair value” in excess of the historical book value as shown in the Allocation of purchase price table above.

d)	Represents the accrual of Airspan’s direct acquisition costs of $0.8 million.

e)	Represents the elimination of Nortel Networks Net investment in FWA.

f)	Represents the “fair value” of cost of goods sold in excess of the historical book value.

g)	Represents depreciation expense related to the increase in fixed assets recorded in c).

h)	Represents the elimination of bad debt expense on accounts receivable not purchased as part of the acquisition.

i)	Represents the amortization of the identified intangibles valued at the acquisition.

j)	Represents the reduction in interest expense as a result of excluding interest on intercompany balances from Nortel Networks net of interest estimated on the average cash required for the period.

k)	Represents the exclusion of interest income on loans that were not acquired as part of the acquisition.

l)	Represents the exclusion of the gain on contract settlement on contracts not transferred as part of the acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRSPAN NETWORKS, INC.

Dated: March 8, 2004	By:	/s/ Peter Aronstam
Peter Aronstam
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Document
Exhibit 23.1	Consent of Independent Auditors

Exhibit 99.1 *	Purchase and Sale Agreement, dated as of December 23, 2003, by and between Nortel Networks Limited and Airspan Networks, Inc.

Exhibit 99.2 *	Airspan Networks, Inc. Press Release dated December 23, 2003.

Exhibit 99.3	Airspan Networks, Inc. Press Release dated March 8, 2004.

*	Previously filed with Airspan’s Current Report on Form 8-K filed with the Commission on December 29, 2003.